EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 10, 2009, with respect to the statements of condition including the related portfolios of Cohen & Steers REIT Income Portfolio 2009-1, Diversified Healthcare Portfolio, Series 46, Energy Portfolio, Series 29, Financial Institutions Portfolio, Series 41 and Utility Income Portfolio, Series 26 (included in Van Kampen Unit Trusts, Series 829) as of February 10, 2009, contained in Amendment No. 3 to the Registration Statement on Form S-6 (File No. 333-155556) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
February 10, 2009